                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement      [_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the
    Commission Only (as permitted
    by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

                              Pitney Bowes Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)  Total fee paid:

--------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount previously paid:

--------------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    3)  Filing Party:

--------------------------------------------------------------------------------
    4)  Date Filed:

--------------------------------------------------------------------------------

Notice of the 2003
Annual Meeting and
Proxy Statement

Pitney Bowes Inc.
World Headquarters
Stamford, Connecticut 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2003 annual meeting of stockholders at 9:00 a.m. on Monday, May 12, 2003 at our headquarters in Stamford, Connecticut.

The Notice of Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or Internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael J. Critelli
Chairman and Chief Executive Officer

Stamford, Connecticut
March 26, 2003

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 12, 2003, at 9:00 a.m. at the company’s World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions, including a map, to Pitney Bowes’ World Headquarters are set forth on the back cover page of the Proxy Statement.

The items of business at the annual meeting are:
1.	Election of four directors.
2.	Ratification of independent accountants for 2003.
3.	Consideration of a Stockholder Proposal.
4.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 14, 2003 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about March 26, 2003.

Amy C. Corn Corporate Secretary

Proxy Statement

The Annual Meeting and Voting

Our Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 12, 2003, or at any adjournment or postponement of the meeting. This Proxy Statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement), to be admitted to the meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 preference stock at the close of business on March 14, 2003 (the record date) can vote at the meeting. As of the record date, 234,363,019 shares of Pitney Bowes common stock and 52,317 shares of $2.12 preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 preference stock owned as of the record date.

How do I vote?

You may choose one of three methods to direct your vote. You may direct your vote on-line via the Internet. If you have access to the Internet, we encourage you to vote at the following Web address: www.eproxyvote.com/pbi. You may instead direct your vote by telephone (1-877-PRX-VOTE) or by completing and mailing the enclosed proxy card. In addition, you may attend the meeting and vote in person.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first proxy; or you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the highest number of votes will be elected. Proposals 2 and 3 will be approved if a majority of the votes cast by the stockholders are voted in favor.

What is the effect of broker non-votes?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares on proposals 1 and 2 even if it does not receive instructions from you. Your broker may not vote on proposal 3 unless it receives instructions from you.

If your broker does not vote on one or more agenda items, the effect would be as follows:

Election of Directors. Broker non-votes have no effect because only a plurality of the votes cast is required to elect a director.

Proposals 2 and 3. Broker non-votes would not be counted either for or against these items, and would therefore have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or employee 401(k) plan, you will receive a proxy card with instructions on the three different ways available to you to vote your shares (through the mail, by telephone, or over the Internet).

Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan directs the trustee to vote shares for which no instructions are received in the same proportion (for, against, abstain or withheld) indicated by the voting instructions given by participants in the plan.

Who will count the votes?

EquiServe Trust Company, N.A. (EquiServe) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

Our 2002 Annual Report has been mailed to stockholders. It will save the company money, and therefore benefit all stockholders, to eliminate distribution of unnecessary duplicate copies of the annual reports. To print and distribute an Annual Report costs the company about $6.75.

If you and other stockholders of record with whom you share an address currently receive more than one copy of the Annual Report, we will discontinue mailing reports for the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you vote if you are a stockholder of record voting by telephone or Internet.

At least one account per household must continue to receive the Annual Report, unless you elect to view future Annual Reports over the Internet. Mailing of dividends, stockholder investment statements and proxy materials will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, or to consolidate your multiple accounts, call our transfer agent, EquiServe, at the special Pitney Bowes toll free number, 1-800-648-8170.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Pitney Bowes Annual Report, contact the holder of record to eliminate duplicate mailings.

Stockholder Proposals for 2004 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2004 annual meeting, which is scheduled to be held on Monday, May 10, 2004, it must be received by the corporate secretary by November 27, 2003. Also, under our Bylaws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 10, 2004. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The Bylaws are posted on the company’s website at http://www.pb.com/corporategovernance. Any stockholder may obtain a copy of the By-laws without charge by writing to the corporate secretary.

Corporate Governance

The Board has amended and restated its Governance Principles, which are reprinted here. In addition, the charters of the Audit, Executive Compensation, and Governance Committees have been revised to reflect the proposed new listing standards of The New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The revised charters of these three committees are annexed to this proxy statement. Stockholders are encouraged to visit the company’s Corporate Governance website at http://www.pb.com/corporategovernance for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the Board, and the Directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and senior financial officers, is also available on the company’s Corporate Governance website.

Board of Directors

The board of directors has reviewed the independence of each director under the independence standards of the proposed New York Stock Exchange listing standards and the standards of independence set forth in the Governance Principles. Based upon its review, the Board has concluded that each of the eleven non-employee directors is independent.

In February 2003, the Board of Directors appointed James H. Keyes, one of the independent directors, to serve as the Board’s Presiding Director. The primary responsibility of the Presiding Director is to serve as the chair of the periodic executive sessions of the Board of Directors during which neither the sole employee director nor other members of management are present. The Board of Directors has designated Mr. Keyes to serve in this position for a term of one year. Stockholders and other parties interested in communicating directly with the Presiding Director or with the non-management directors as a group may do so by writing to: Presiding Director, Pitney Bowes Inc., One Elmcroft Road, MSC 65-20, Stamford, CT 06926. Alternatively, stockholders may communicate with Mr. Keyes via e-mail at presiding.director@pb.com.

GOVERNANCE PRINCIPLES OF THE BOARD OF DIRECTORS

1.  Role and Core Responsibilities of the Board of Directors. The Board of Directors is elected by the Company’s stockholders to oversee the management and conduct of the Company’s businesses by its chief executive officer and other officers and employees, to enhance the long-term value of the Company for the benefit of its stockholders. In fulfilling its obligations, the core responsibilities of the Board of Directors are:

•	To select, evaluate, and compensate the chief executive officer.
•	To assure that management succession planning is adequate.
•	To provide counsel and oversight in the selection and evaluation, and to approve the compensation, of senior management.
•	To review and approve the Company’s material capital allocations and expenditures, and material transactions not in the ordinary course of business.
•	To review and approve the management’s strategic plans and long-term goals.
•	To review and monitor, through the Audit Committee, the Company’s financial controls and reporting systems.
•	To review and approve the Company’s financial standards, policies, and plans.
•	To review the Company’s ethical standards and legal compliance efforts, and to assess from time to time, either directly or through the Corporate Responsibility Committee, the continued effectiveness of the programs established to prevent, detect, and report violations of law or Company policy.
•	To provide counsel and oversight with respect to relations with stockholders, customers, employees, and the communities in which the Company operates.
•	To provide counsel and oversight with respect to corporate performance, and evaluate results compared to the strategic plans and other long-range goals.
•	To identify candidates for election to the Board; the Board delegates the screening process to the Governance Committee, with involvement of the Chief Executive Officer as determined by the Governance Committee.
2. Qualifications of Directors. Members of the Board of Directors should conduct themselves in accordance with the highest standards of integrity and ethical behavior in the discharge of their duty to safeguard the long-term interests of the stockholders. The Board should be comprised of such number of directors as the Board considers optimal to promote a productive group deliberation and decision process. As a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the benefit of the Company’s stockholders. While all Directors should possess business acumen and must exercise sound judgment in their oversight of the Company’s operations, the Board endeavors to include an array of targeted skills and experience in its overall composition rather than requiring every Director to possess the same skills, perspective, and interests.
The Board is responsible for ensuring that appropriate and requisite expertise resides within its membership as a whole, including financial literacy and expertise needed for members of the Audit Committee as required by applicable law and regulations. From time to time, the Governance Committee of the Board reviews and updates, if warranted, the Board candidate profile utilized in the context of a Director search, in light of the current needs of the business and the experience and talent then represented on the Board.
While the Board does not believe it appropriate to establish an arbitrary limit with respect to the number of public company boards upon which a Director may serve, each Director is expected to plan his or her work commitments in such a way as to permit the devotion of an adequate and significant amount of time to service on the Company’s Board. Any Director intending to stand for election to the Board of Directors of an additional company must provide advance notice to the Governance Committee Chair and the Chief Executive Officer of such intent.

3. Director Evaluation and Tenure. The Board of Directors conducts a self-assessment of its performance each year using these Governance Principles as a tool against which performance is measured. The self-assessment process is also used as an opportunity to identify process improvements (i) to help ensure that the Board receives appropriate and adequate information in a timely fashion and (ii) to promote a high degree of engagement in the Board’s discussions and deliberations. In addition to the annual Board of Directors’ self-assessment, the attendance and contribution of each Board member is thoroughly reviewed every time the member is recommended by the Governance Committee for election or reelection by the stockholders.

The Board of Directors establishes and oversees processes by which the Committees of the Board evaluate their performance as measured against their responsibilities as set forth in the respective Committee charters.

Directors who retire from their employment or who otherwise significantly change their position at any time while a member of the Board should notify the Governance Committee Chair of such change. The Governance Committee should then review the continued appropriateness of Board membership under these circumstances, and report its recommendation to the Board of Directors.

Directors must retire from the Board no later than the Annual Stockholders Meeting following attainment of age seventy.

4. Independence of the Board and its Committees. A majority of the Directors should be independent. In accordance with longstanding Company practice, it is the expectation and strong preference of the Board that all but the employee Director(s) be independent. No more than two Directors should be employees of the Company. All Committees, except the Executive Committee, should be comprised solely of independent directors. The Company does not maintain consulting relationships with any of its non-employee Directors or any of their family members for which a fee or other remuneration is paid, outside of the Director’s compensation as a Director of Pitney Bowes.

The Board of Directors shall determine whether each Director is independent based upon all relevant facts and circumstances appropriate for consideration in the judgment of the Board. In the context of this review, the following standards shall apply:

A Director will not be independent if, within the preceding five years: (i) the Director was employed by the Company; (ii) an immediate family member of the Director was employed by the Company as an executive officer; (iii) the Director was employed by or affiliated with the Company’s independent auditor; (iv) an immediate family member of the Director was employed by the Company’s independent auditor as a partner, principal or manager; or (v) an executive officer of Pitney Bowes was on the compensation committee of the board of directors of a company which employed the Pitney Bowes Director or which employed an immediate family member of the Director as an executive officer.

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. The Board of Directors recognizes that, in the ordinary course of business, there may be commercial relationships between Pitney Bowes and an organization employing a Pitney Bowes Director. The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Pitney Bowes Director is an executive officer of another company that does business with Pitney Bowes and the sales to, or purchases from, Pitney Bowes are less than two percent of Pitney Bowes’ revenues; (ii) if a Pitney Bowes Director is an executive officer of another company which is indebted to Pitney Bowes, or to which Pitney Bowes is indebted, and the total amount of either company’s indebtedness to the other is less than two per-

cent of the total consolidated assets of Pitney Bowes; and (iii) if a Pitney Bowes Director serves as an officer, director or trustee of a charitable organization, and Pitney Bowes’ discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts. (Pitney Bowes’ employee and Director matching charitable gifts programs will not be included in the amount of Pitney Bowes’ contributions for this purpose.)

Each year, the Board will review all commercial and charitable relationships between the Company and each of the Directors. If a Director fails to meet the categorical standards for independence as set forth above, the other independent Directors will consider all relevant facts and circumstances (including the Company’s policy relating to Conflicts of Interest), and will reach a determination as to whether the relationship in question was in fact material, and, accordingly, whether the Director is not independent. The conclusions of the independent Directors regarding the independence of each Director will be made public prior to each Annual Stockholders Meeting.

5. Evaluation of the Chief Executive Officer. The performance of the Chief Executive Officer should be reviewed annually by the independent Directors. On an annual basis, at a joint meeting of the Governance Committee and the Executive Compensation Committee, at which the chair of the Governance Committee presides, the performance and achievements of the Chief Executive Officer, as well as areas for development, are reviewed in executive session. At the next succeeding Board of Directors meeting, the Governance Committee chair presents a summary of the joint committees’ discussion regarding the Chief Executive Officer’s performance during the Board’s executive session, and leads a discussion with the independent Directors. Feedback is then provided directly to the Chief Executive Officer, on behalf of the independent Directors, by the chair of the Governance Committee.

6. Review of Management and Succession Planning. In the discharge of its responsibility to identify potential successors to the position of Chief Executive Officer, each year the Board of Directors reviews the performance and development of members of senior management and updates its long-term succession plan, as well as its plan for a near-term or temporary replacement of the Chief Executive Officer in case of emergency or where the Chief Executive Officer is disabled or otherwise unable to perform his duties. The independent Directors may discuss with the current Chief Executive Officer his observations and recommendations for a successor, and will conduct a separate discussion in executive session to update the succession plan.

7. Executive Sessions. The independent Directors shall hold regular meetings in executive session, outside of the presence of any member of Company management. Such sessions shall be chaired by one of the independent Directors, which responsibility shall be reviewed by the Governance Committee on an annual basis. The name of the Director presiding at the executive sessions of the Board shall be published in the Company’s proxy statement each year, together with information to permit interested parties to contact him or her. It is the prerogative of each Board Committee to exclude members of management from any meeting or discussion held by such Committee at any time. It is the practice of the Audit, Executive Compensation, and Governance Committees to meet in executive session from time to time.

8. Board Process and Deliberation. Board decisions must be made on the basis of adequate information and after careful and unhurried consideration. Information and data that is important to the Board’s understanding of the business should generally be distributed in writing to the Board before it meets, unless the sensitivity of the information dictates that it be presented only at the meeting. Complex and very important subjects should be presented over an extended enough period of time to permit discussion at more than one meeting, if necessary.

9. Director Access to Management. It is the Company’s practice to create opportunities for Directors to meet with members of senior management on a routine basis outside the presence of the Chief Executive Officer. Members of the Board of Directors are encouraged to contact or to meet privately with members of Company senior management, as part of their responsibilities as Directors.

10. External Communications. The Board believes that, with respect to the day-to-day operation of the business, management speaks for the Company. Individual Board members may, on occasion, meet or otherwise communicate with various constituencies of the Company, particularly with regard to issues clearly within the purview of the Board of Directors. It is expected that Board members would do this with the knowledge of management and would advise the Chief Executive Officer of the nature and content of any such communications, subject to the protections afforded employees who raise complaints or concerns regarding accounting, internal accounting controls or auditing matters.

11. Director Compensation. The philosophy, or objectives, of the Pitney Bowes Board of Directors compensation program are to:
1.	Attract and retain the talent needed to fulfill the responsibilities of the Board in a superior and independent fashion.
2.	Align the interests of the directors with the long-term interests of shareholders through share ownership.
3.	Compensate directors for their time, efforts and capacity to assist the Company in the achievement of its long-term goals.

The compensation policy of the Company, or the means by which the Board compensation philosophy will be realized, is as follows:
In recognition of the commitment, service and capacity Directors provide to Pitney Bowes, the Company will provide each Director with a total remuneration package consisting of:
1.	An annual cash retainer;
2.	An annual equity award of restricted common stock;
3.	Board and Committee meeting fees;
4.	A fee for service as Committee chairpersons.

In establishing the amount of the cash retainer, the equity award and the fees, it is the Company’s intention that the total compensation of Directors be competitive with compensation of directors of companies in the Fortune 100 to 300 companies.
The Governance Committee of the Board will review the compensation policy annually and will consult regularly with an independent compensation consultant as to the competitiveness of the program.
12. Director Orientation and Continuing Education. Directors commencing service on the Company’s Board of Directors can maximize their individual effectiveness at the earliest possible time by participating in an orientation process. Accordingly, each new Director participates in a Company orientation program designed to familiarize the Director with the Company’s businesses, including short and long-term strategy, the nature of its stockholder base, its senior management team, its values, including ethics policies, its internal control environment, systems for detecting, preventing and reporting infractions of policy and law, and the structure of and processes employed by the Board of Directors and its committees.
The Board of Directors recognizes the value of continuing education for Directors both within and outside the Company. Accordingly, in addition to Director education programs conducted in the context of or as an adjunct to a Board of Directors meeting (e.g., presentations by subject matter experts, visits to Company facilities, in-depth briefings by business unit heads), the Company makes available to its Directors information regarding externally conducted Director education programs, and will reimburse Directors for the reasonable cost participating in such programs upon review and approval of the Governance Committee of the Board.
13. Retention of External Advisors. The Board of Directors may retain at Company expense such external advisors as they deem appropriate in the discharge of their responsibilities.

Meetings and Committee Membership

The board of directors met 7 times in 2002 and each director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during 2002.

Members of the board serve on one or more of the seven committees described below. Mr. Critelli, the sole employee director, serves as a member of the Executive Committee. The members of all other board committees are independent directors.

Name	Audit	Corporate Responsibility	E-Commerce and Technology	Executive	Executive Compensation	Finance	Governance

Linda G. Alvarado		X*			X

Colin G. Campbell				X	X		X*

Michael J. Critelli				X*

Jessica P. Einhorn						X	X

Ernie Green	X	X	X*

Herbert L. Henkel	X			X	X	X*

James H. Keyes	X				X*

John S. McFarlane			X				X

Eduardo R. Menascé		X	X

Michael I. Roth	X*			X		X	X

David L. Shedlarz	X					X

Robert E. Weissman		X	X

* Committee Chair

The Audit Committee, which met 8 times in 2002, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee appoints an independent accounting firm to conduct the annual audit, and discusses with the company’s independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board.

The Board of Directors has determined that the following members of the Audit Committee are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission: Michael I. Roth, Herbert L. Henkel, James H. Keyes and David L. Shedlarz.

The Corporate Responsibility Committee, which met 3 times in 2002, oversees the company’s law and ethics compliance programs, and monitors the company’s policies and programs concerning stockholders, customers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, postal and governmental relations, employee safety, emergency preparedness and crisis management, and product safety.

The E-Commerce and Technology Committee, which met 3 times in 2002, monitors the company’s programs for electronic commerce-based product offerings and its technology development and partnering initiatives, and has primary responsibility for reviewing the company’s network security. The committee also reviews these programs in the context of the company’s long-term strategic planning in both new and existing businesses and markets.

The Executive Committee, which met 3 times in 2002, can act, to the extent permitted by Delaware corporation law and the company’s Restated Certificate of Incorporation and its By-laws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee’s charter.

The Executive Compensation Committee, which met 5 times in 2002, oversees the company’s executive compensation program, including establishing the company’s executive compensation policies and undertaking an annual review of all components of compensation to ensure that the company’s objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company’s compensation plans (see “Executive Officer Compensation” beginning on page 18) and the 1996 Pitney Bowes Employee Stock Purchase Plan, as amended and restated, and recommends changes in such plans. It also recommends performance targets, and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees’ Incentive Plan, and grants, or recommends for grant, incentives under the Pitney Bowes Stock Plan. Grants to certain Key Executives, as described on page 20, are recommended by the Executive Compensation Committee and approved by the independent directors of the board.

The Finance Committee, which met 4 times in 2002, reviews the company’s financial condition and evaluates significant financial policies, oversees the company’s retirement plans, advises management and recommends financial action to the board. The committee’s duties include monitoring the company’s current and projected financial condition and reviewing and approving major investment decisions, and oversight of the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

The Governance Committee, which met 5 times in 2002, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents, and reviews and monitors company programs and policies relating to directors.

Directors’ Compensation

Directors’ Fees. Each director who is not an employee of the company receives an annual fee of $33,000 and a meeting fee of $1,100 for each board and committee meeting attended. Committee chairs receive an additional $600 for each committee meeting that they chair. Mr. Critelli receives no additional compensation for serving as a director of the company. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Directors’ Stock Plan. Under the Directors’ Stock Plan, each director who is not an employee of the company receives an annual award of 1,400 shares of restricted stock. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, and (2) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain common stock equal to a minimum $350,000 in market value. Permitted dispositions are limited to (i) transfer to a family member or family trust or partnership, and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors’ Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors’ Retirement Plan, as described below. On May 13, 2002, an aggregate of 15,400 restricted shares was awarded, with each of the eleven non-employee directors then serving receiving 1,400 shares of restricted common stock. Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 12 showing security ownership of executive officers and directors.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds, or may be used to invest in options to purchase common stock of the company. The number of options granted is calculated by dividing the cash amount deferred by the individual director by the fair market value of the shares on the date of the option grant, and multiplying that quotient by two.

Stock options selected by directors as an investment vehicle for deferred compensation are granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the option by directors who have terminated service on the Board provided that service on the Board is terminated (i) after ten years of service on the Board, or (ii) due to director’s death or disability, or (iii) due to the director having attained mandatory directors’ retirement age. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of date of grant, to family members and family trusts or partnerships.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued and benefits previously earned by directors were frozen as of May 12, 1997. Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50 percent of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997 was $30,000. The annual retirement benefit is paid for life to a director who (i) leaves the board at or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 will receive the annual retirement benefit only during a period equal to the number of years that the director had served on the board as of May 12, 1997.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Pitney Bowes common stock by directors and executive officers as of March 1, 2003. The five named executive officers are the Chief Executive Officer and the four officers who were the highest paid in 2002. The directors and executive officers as a group (22 persons) are beneficial owners of less than 1% of the company’s common stock and $2.12 preference stock.

SECURITY OWNERSHIP

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(a)(b)	Options Exercisable Within 60 Days(c)

Common	Linda G. Alvarado	15,816	—
Common	Colin G. Campbell	14,400	—
Common	Jessica P. Einhorn	6,187	—
Common	Ernie Green	9,903	4,472
Common	Herbert L. Henkel	6,987	1,236
Common	James H. Keyes	8,000	—
Common	John S. McFarlane	5,448	—
Common	Eduardo R. Menascé	2,592	—
Common	Michael I. Roth	15,200	3,343
Common	David L. Shedlarz	4,892	—
Common	Robert E. Weissman	4,465	—
Common	Michael J. Critelli	330,480	732,378
Common	Murray D. Martin	84,598	257,961
Common	Matthew S. Kissner	45,474	274,435
Common	Karen M. Garrison	23,130	91,334
Common	Bruce P. Nolop	52,054	116,668

Common	All executive officers and directors as a group (22)	688,134	1,967,222

(a)	The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.
(b)	Includes shares that are held indirectly through the Pitney Bowes Inc. 401(k) Plan and its related excess plan.
(c)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 14, 2003) by exercising outstanding stock options.

Which stockholders own at least 5% of Pitney Bowes?

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedule 13G filed by the entities shown with the Securities and Exchange Commission as of the dates appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Capital Research and Management Company	20,134,100(a)	8.5%
333 South Hope Street
Los Angeles, CA 90071

(a)	As of December 31, 2002, Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power and no voting power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2002.

Proposal 1: Election of Directors

The board of directors has twelve members. The board is divided into three classes whose terms of office end in successive years.

Mr. Critelli, Mr. Henkel, Mr. Roth and Mr. Weissman were elected last year to three-year terms expiring in 2005. Ms. Alvarado, Mr. Green, Mr. McFarlane and Mr. Menascé were elected in 2001 to terms expiring in 2004.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Campbell, Ms. Einhorn, Mr. Keyes and Mr. Shedlarz for election at this meeting to three-year terms expiring at the 2006 Annual Meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age as of March 1, 2003, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2006 ANNUAL MEETING

Colin G. Campbell, 67, chairman and president of The Colonial Williamsburg Foundation. Formerly president of Rockefeller Brothers Fund, 1988-2000. Director since 1977. (Also director of Sysco Corporation.)

Jessica P. Einhorn, 55, Dean, Paul H. Nitze School of Advanced International Studies of the Johns Hopkins University. Formerly consultant with Clark & Weinstock, a firm specializing in strategic communications and public affairs consulting, 2000-2002; Visiting Fellow, 1998-1999, at the International Monetary Fund, and Managing Director for Finance and Resource Mobilization, 1996-1998, with The World Bank. Director since 1999.

James H. Keyes, 62, chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Formerly chairman and chief executive officer, Johnson Controls, Inc., 1993-2002. Director since 1998. (Also a director of Johnson Controls, Inc., LSI Logic Corporation, Navistar International Corporation and Federal Reserve Bank of Chicago.)

David L. Shedlarz, 54, executive vice president and chief financial officer of Pfizer Inc. Formerly senior vice president and chief financial officer of Pfizer Inc., 1997-1999. Director since 2001.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2005 ANNUAL MEETING

Michael J. Critelli, 54, chairman and chief executive officer of Pitney Bowes Inc. Director since 1994. (Also a director of Eaton Corporation.)

Herbert L. Henkel, 54, chairman, president and chief executive officer of Ingersoll-Rand Company, a manufacturer of industrial products and components. Formerly president and chief operating officer of Textron Inc., 1999, and executive vice president and chief operating officer, 1998-1999, Textron Inc. Director since 1999. (Also a director of Ingersoll-Rand Company Ltd. and C. R. Bard Inc.)

Michael I. Roth, 57, chairman and chief executive officer of The MONY Group Inc. (formerly Mutual of New York). Director since 1995. (Also a director of The MONY Group and Interpublic Group of Companies Inc.)

Robert E. Weissman, 62, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Formerly chairman and chief executive officer, IMS Health Incorporated, 1997-1999. Director since 2001. (Also director of Cognizant Technology Solutions and State Street Corporation.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING

Linda G. Alvarado, 51, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial and industrial general contractor. Director since 1992. (Also a director of Lennox International, Inc., 3M Company, The Pepsi Bottling Group Inc., and Qwest Communications International, Inc.)

Ernie Green, 64, president of Ernie Green Industries, Inc., a manufacturer of automotive components. Director since 1997. (Also a director of Dayton Power & Light, Inc. and Eaton Corporation.)

John S. McFarlane, 54, formerly president and chief executive officer of Nexsi Systems Corporation, a provider of high-performance network infrastructure solutions, 2001-2002. President, Network Service Provider Division, Sun Microsystems, Inc., 1999-2001, and president of Sun’s Solaris Software Division, 1998-1999. Director since 2000. (Also a director of Resonate Inc. and Creo Inc.) (Nexsi Systems, a private corporation, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws on May 17, 2002.)

Eduardo R. Menascé, 57, president, Enterprise Solutions Group, Verizon Communications Inc. Formerly president and chief executive officer, CTI MOVIL S.A. (Argentina), a unit of GTE Corporation, 1996-2000. Director since 2001. (Also a director of KeyCorp.)

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that was last amended and restated in February, 2003, a copy of which is annexed to this Proxy Statement. The role of the Committee is to assist the Board in the oversight of (a) the integrity of the financial statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the independence and qualifications of the Company’s external auditors, and (d) the performance of the Company’s internal audit function and external auditors; and (e) the preparation of the report the company is required by Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement. The Board of Directors, in its business judgment, has determined that all five members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

Management of the company is responsible for the preparation, presentation and integrity of the company’s financial statements, the company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation services provided by the auditors, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. In addition, the Committee has overseen and will oversee the proper application of current rules limiting the provision of non-audit services by the independent auditor.

Based upon the review of information received and discussions as described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Michael I. Roth, Chair
Ernie Green
Herbert L. Henkel
James H. Keyes
David L. Shedlarz

Proposal 2: Ratification of Independent Accountants for 2003

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP as the independent accountants for Pitney Bowes for 2003. Although not required by law, this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as independent accountants. PricewaterhouseCoopers LLP has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries.

Audit Fees

The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the company’s consolidated financial statements for the fiscal year ended December 31, 2002 and its limited reviews of the company’s unaudited condensed consolidated interim financial statements included in the company’s Quarterly Reports on Form 10-Q for that fiscal year were $3.5 million.

Financial Information Systems Design and Implementation Fees

The aggregate fees for financial information systems design and implementation services were $2.5 million during the year ended December 31, 2002, paid to PricewaterhouseCoopers Consulting prior to its September 30, 2002 sale to IBM Corporation. These systems are components of the Enterprise-Wide Resource Planning (ERP) initiative.

All Other Fees

In addition to the fees described above, aggregate fees of $4.2 million were billed by PricewaterhouseCoopers LLP during the year ended December 31, 2002, primarily for the following professional services (in millions):

Audit-related services(a)	$0.8
Income tax compliance
and related tax services	$0.5
Other(b)	$2.9

(a)	Audit related fees include fees for issuance of consents
and comfort letters, audits of the company’s employee
benefit plans and work performed in connection with the
financial statements of certain businesses acquired during the year.

(b)	Other fees relate to information technology services
related to implementation of an extranet and the non-
financial system components of the ERP initiative, paid
to PricewaterhouseCoopers Consulting prior to the
September 30, 2002 sale to IBM Corporation.

Vote Required

Approval of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants for 2003.

Proposal 3: Consideration of a Stockholder Proposal

The American Federation of State, County and Municipal Employees (AFSCME) Pension Plan, whose address is 1625 L Street, N.W., Washington, D.C. 20036, the beneficial owner, as of October 7, 2002 of 36,016 shares of common stock, has notified the company in writing that it will introduce the resolution which appears below at the annual meeting. The resolution and related statement are followed by the directors’ recommendation against the resolution and an explanation of the directors’ opposition.

“RESOLVED, that the stockholders of Pitney Bowes Inc. (“Pitney Bowes” or the “Company”) request the Board of Directors (the “Board”) to redeem the preference share purchase rights distributed on December 11, 1995, unless such distribution is approved by the affirmative vote of holders of a majority of shares present and voting, to be held as soon as may be practicable.”

SUPPORTING STATEMENT

The Board created the Company’s current poison pill rights plan in December of 1995 with the distribution of Preference Share Purchase Rights to shareholders. This plan replaced a similar one, which was set to expire in February 1996. We do not share the Board’s view that our Company should have put two separate rights plans into effect without shareholder approval. Although over 52% of shares voted supported a proposal in 2001 asking the Company to redeem or seek shareholder approval for the poison pill, the Company has not done so.

We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of a poison pill.

Rights plans like ours have become increasingly unpopular in recent years. In 2003 [sic], a majority of stockholders at 31 companies, including Circuit City Stores, State Street Global Advisors and Ryder System, voted in favor of proposals asking management to redeem or obtain shareholder approval for poison pills.

The effect of poison pills on value of companies’ stock has been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that “The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management.” A 1992 study by Professor John Pound of Harvard University’s Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights and outperform the broader market. A 2001 study of 1,500 firms by researchers at Harvard and the University of Pennyslvania’s Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. The governance index took into account, among other things, whether a company had a poison pill.

We urge shareholders to vote for this resolution.

The board of directors recommends a vote AGAINST this proposal.

Directors’ Statement in Opposition

The board of directors unanimously recommends a vote AGAINST this proposal. The board believes that the Company’s Rights Plan is an important tool to enable your board to maximize stockholder value in the event of a proposed acquisition of control of the company and to protect the company and its stockholders from unfair and coercive takeover tactics.

The same proponent presented a similar proposal at the 2001 annual stockholders meeting, which received approximately 40 percent of the votes outstanding and 52 percent of the votes cast by or on behalf of stockholders. In response, in July 2001 the board of directors adopted a new policy regarding the Rights Plan, known as a TIDE (Three-year Independent Director Evaluation) provision. Under this TIDE policy, the Governance Committee of the board, which is comprised solely of independent directors, will review and evaluate the Rights Plan at least every three years, to ensure that the Rights Plan continues to serve the best interest of the company and its stockholders. The board has additionally reviewed the current proposal by AFSCME and continues to believe for the reasons set forth below that the current Rights Plan best serves the company and its stockholders at this time.

Rights plans do not prevent offers to acquire the company, nor do such plans prevent the board of directors from considering and accepting any such offers that the board believes are in the best interest of the company and its stockholders. A 1997 study prepared by Georgeson Shareholder Communications Inc., a leading proxy solicitation and investor communications firm, concluded that rights plans do not reduce the likelihood that a company would receive a takeover bid.

The Rights Plan is intended to give the board more time to evaluate a takeover proposal and to improve the board’s bargaining power with the bidder on behalf of all stockholders. The Rights Plan deters coercive takeover tactics, such as partial or two-tiered tender offers, which transactions may not be in the best interest of the company and its stockholders. A Rights Plan also protects a company and its shareholders from an acquirer taking advantage of stock market dips to buy control of the company — through a “creeping” stock accumulation program — without paying shareholders a takeover premium. The board believes that a rights plan reinforces management’s confidence to pursue strategic plans that are expected to maximize long-term shareholder value even if they risk temporary stock price declines, since a rights plan can protect against an opportunistic bidder from buying the Company at an inadequate price that does not fully reflect the Company’s long-term value. Thus, the Rights Plan strengthens the ability of the board, in the exercise of its fiduciary duties, to protect and maximize the value of stockholders’ investment in the company. Similar plans have been adopted by over 2000 companies, including nearly 60% of the companies listed on the Standard & Poor’s 500 index.

There is strong empirical evidence that the Rights Plan better positions the board to negotiate the most attractive and fair price for all stockholders in the event there is a bid to acquire the company. The 1997 Georgeson study estimates that during the period from 1992 to 1996, companies with rights plans received $13 billion in additional takeover premiums. That Georgeson study and a 2001 study by J.P. Morgan found that takeover premiums averaged approximately 8% higher for companies with rights plan protection than companies without rights plans. The J.P. Morgan study also reaffirmed the results of previous studies that showed that the adoption of a rights plan has no negative effect on the stock price of the company.

The use of a Rights Plan by a board to maximize shareholder value was illustrated in the recent hostile takeover bid by Weyerhauser Co. for Willamette Industries Inc. Willamette’s board had rejected Weyerhauser’s initial $5.4 billion takeover bid as inadequate, and refused to redeem Willamette’s rights plan. Ultimately, Willamette’s board negotiated with Weyerhauser to increase its offer to $6.1 billion, which Willamette’s board accepted and rescinded its rights plan. Willamette’s board was able to use its takeover defenses, including its rights plan, to obtain $700 million more for Willamette’s shareholders.

The board believes that the continued existence of Pitney Bowes’ Rights Plan is in the best interest of the company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Executive Officer Compensation

The Executive Compensation Committee (the “Committee”), which is composed of four independent (non-employee) directors, oversees the company’s executive compensation programs and establishes its executive compensation policies. (A description of the Committee’s duties appears on page 11.) The Committee reports on executive compensation to all of the independent directors of the board (the “Independent Directors”) and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See “Report on Executive Compensation” beginning on page 21.)

Summary Compensation Table. The following table (Table I) shows all compensation paid or granted, during or with respect to the 2002 fiscal year and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to the company and its subsidiaries during 2002. (Persons in this group are referred to herein individually as a “Named Executive Officer” and collectively as the “Named Executive Officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2002 fiscal year.)

TABLE I

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation

					Grants		Payouts

Name and Principal Position	Year	Salary ($) (000)	Annual Incentive ($) (000)	Other Annual Compensation ($) (000)	Stock Options (#)		LTIP Payouts ($)(1) (000)	All Other Compen- sation ($)(2) (000)

Michael J. Critelli	02	925.0	1,202.5	—	25,000		889.0	93.5
Chairman and Chief	01	925.0	1,065.0	—	51,235		1,400.0	91.3
Executive Officer	00	919.0	600.0	—	409,880		873.4	80.3

Murray D. Martin	02	575.0	431.3	—	-0	-	403.0	49.2
Executive Vice President	01	575.0	540.0	—	107,594		520.0	61.3
and Group President, Global	00	425.8	361.9	—	110,667		349.4	31.7
Mailing Systems

Matthew S. Kissner	02	525.0	393.8	—	-0	-	403.0	49.9
Executive Vice President	01	525.0	400.0	—	122,965		520.0	56.7
and Group President,	00	425.1	294.7	—	110,667		349.4	40.8
Information Based Solutions
and Document Messaging
Technologies(3)

Karen M. Garrison	02	430.0	316.7	—	17,000		248.0	49.1
Executive Vice President	01	419.2	390.0	—	24,593		—	40.5
and Group President,	00	293.8	205.6	—	73,778		—	33.2
Pitney Bowes Business
Services

Bruce P. Nolop	02	440.0	303.6	—	14,000		403.0	38.1
Executive Vice President and	01	436.6	368.0	—	—		—	57.4
Chief Financial Officer	00	391.7	272.0	—	148,889		—	29.2

(1)	The value shown for 2002 is the value of the payout of Cash Incentive Units (“CIUs”) granted during 2000 to each of the Named Executive Officers. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 2002. (See footnote 1 to Table IV on page 21.)

(2)	Amounts shown for 2002 include, respectively, contributions to the Pitney Bowes 401(k) Plan (a tax-qualified plan underInternal Revenue Code Section 401(k)) and the Pitney Bowes Restoration Plan (a non-qualified deferred compensation matching program), and an allowance for financial counseling, including income taxes payable with respect to such allowance, for each of the Named Executive Officers as follows: Mr. Critelli, $7,200, $64,440 and $21,821; Mr. Martin, $7,200, $32,940 and $9,017; Mr. Kissner, $8,000, $30,536 and $11,407; Ms. Garrison, $8,000, $24,800 and $16,348; and Mr. Nolop, $7,200, $21,888 and $9,060.

(3)	Mr. Kissner was elected to the office shown as of February 10, 2003.

Shown in Table II below is information regarding options granted in 2002 to the Named Executive Officers.

TABLE II

STOCK OPTION GRANTS IN 2002

						Net Potential
						Realizable Value at
						Assumed Annual Rates
						of Stock Price
			Percentage of			Appreciation for
	Options		Total Options			Option Term(2)
	Granted		Granted to	Exercise or
	in 2002		Employees	Base Price		5% ($)	10% ($)
Name	(#)		in 2002	($/Share)(1)	Expiration Date	(000)	(000)

Michael J. Critelli	25,000		1.44%	40.68	Feb. 10, 2012	640	1,621
Murray D. Martin	-0	-	0%	—	—	0	0
Matthew S. Kissner	-0	-	0%	—	—	0	0
Karen M. Garrison	17,000		0.98%	40.68	Feb. 10, 2012	435	1,102
Bruce P. Nolop	14,000		0.81%	40.68	Feb. 10, 2012	358	908
	4,524		0.26%	40.68	Feb. 10, 2012	116	293

(1)	The exercise price for each option equals the market price of a share of the company’s common stock on the date o fgrant. The 4,524 options granted to Mr. Nolop as a result of his investment election under the Deferred Incentive Savings Plan (the “DISP”) all become exercisable three years after the date of grant. The expiration date for options granted inconnection with the DISP is based on the deferral period elected by the executive. Except for options granted in connection with the DISP, all options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2)	The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Named Executive Officer is linked directly to the future growth of the price of the company’s common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Named Executive Officer is possible without an increase in the stock price, which would benefit the company’s stockholders as a whole. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the common stock on the date of exercise.

Shown in Table III below is information regarding the exercise of options in 2002 by the Named Executive Officers and information regarding their total outstanding options as of December 31, 2002.

TABLE III
OPTIONS EXERCISED IN 2002 AND 2002 YEAR-END OPTION VALUES
			Number of Securities Underlying Unexercised Options at Year-End (#)(1)		Net Value of Unexercised in-the-Money Options at Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Net Value Realized ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Critelli	—	—	570,424	332,324	726,792	1,209,255
Murray D. Martin	4,304	109,604	204,965	158,802	397,925	348,265
Matthew S. Kissner	6,701	106,180	196,581	169,050	145,821	348,265
Karen M. Garrison	—	—	52,895	86,660	61,514	232,169
Bruce P. Nolop	—	—	62,395	120,562	69,821	348,265

(1)	These columns show the aggregate total of unexpired, unexercised options granted through 2002. The number of shares subject to the options has been adjusted to reflect the two-for-one stock split effected in 1997 and the spin-off of Imagistics in 2001. All options granted prior to 1993 become exercisable in installments over a three-year period, 25 percent after the first year, an additional 25 percent after the second year, and the remaining 50 percent after the third year. With the exception of the October 2000 grant, options granted during and after 1993 become exercisable one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year. The options granted in October 2000 vest over a four-year period, with one-sixth of the options vesting in 2002, one-third in 2003, one-third in 2004, and the remaining one-sixth in 2005.

(2)	These values are based on $32.66 per share, the market price of a share of common stock as of December 31, 2002, net of exercise prices, which range from $16.3767 to $28.6058 per share (adjusted to reflect the 1997 stock split and the 2001 spin-off of Imagistics). In all cases, the exercise price equaled the market price of a share at the date of grant.

Table IV, which follows, shows detailed information regarding long-term incentives (other than options) granted under the Key Employees’ Incentive Plan in 2002. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. Specified payments, if any, under the terms of these incentives are paid only to the extent that the stated performance objectives are achieved.

In 2002, a committee of the board of directors, consisting solely of all non-employee directors, granted Cash Incentive Units (“CIUs”) as long-term incentives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period.

TABLE IV

2002 LONG-TERM INCENTIVE GRANTS

			Estimated Future Payouts

Name	Number of Cash Incentive Units(1)	Performance or Other Period Until Maturation or Payout(1)	Threshold		Target	Maximum

			CIU ($) (000)		CIU ($) (000)	CIU ($) (000)

Michael J. Critelli	1,000,000	December 31, 2004	10.0		1,000	2,000
Murray D. Martin	475,000	December 31, 2004	4.7	5	475	950
Matthew S. Kissner	475,000	December 31, 2004	4.7	5	475	950
Karen M. Garrison	350,000	December 31, 2004	3.5		350	700
Bruce P. Nolop	350,000	December 31, 2004	3.5		350	700

(1)	CIUs granted under the Key Employees’ Incentive Plan (“KEIP”) represent a defeasible right to receive cash payments if certain objective corporate performance criteria are achieved over the three-year period ending December 31, 2004. CIUs that will mature on December 31, 2004 will pay $0/CIU if the threshold performance levels are not met. The CIUs will have a value of $.01 to $2.00 per unit if the threshold earnings per share and adjusted free cash flow performance criteria are met or exceeded, depending on the actual magnitude of achievement.

Report on Executive Compensation
Introduction
The Executive Compensation Committee (the “Committee”), consisting of four Independent Directors, is responsible for the company’s executive compensation policies and programs. The Committee recommends certain policies, programs and specific actions regarding the compensation of the most highly compensated executives (referred to as “Key Executives”) to all of the Independent Directors for final approval. This includes the compensation of the Named Executive Officers presented in the preceding compensation tables (see Tables I through IV on pages 19 to 21 above). For executives other than Key Executives (referred to herein as “Executives”), the Committee establishes the compensation policies and programs and approves stock option grants.

The four main objectives of the executive compensation program are:
(1) To align compensation opportunities with stockholder interests;
(2) To provide compensation that is competitive when compared to various markets in which the company competes for executive talent;
(3)	To divide total compensation between annual and long-term components with a significant long-term performance related component; and
(4)	To place a significant portion of compensation at risk if pre-established performance objectives are not achieved.

The Committee views stock ownership and equity-related compensation arrangements as key elements to focus executives on increasing shareholder value. To support this view, the company maintains a Stock Ownership Policy, which requires Key Executives to own a significant amount of company stock measured by a pre-established multiple of their respective base salaries.
In 2002 the Committee reviewed materials on competitive compensation levels and practices as prepared by the company and reviewed by the company’s primary executive compensation consulting firm. Since the company competes in a marketplace for executive talent that is broader than the group of companies in the proxy peer group, the compensation program was compared to a broad sample principally comprised of Fortune 500 companies with median revenue size similar to PBI. The Committee concluded that the company’s total compensation program continues to meet the objectives of the program.

Consideration of Special Items that occurred in 2002

In 2002, the company recorded a non-cash pre-tax charge of approximately $213 million, to write down the investments in commercial passenger aircraft leases primarily with US Airways Group, Inc. (US Airways) and United Air Lines (United) and to increase the provision for credit losses primarily related to commercial passenger aircraft leasing investments in the U.S. The domestic airline portfolio represents long-term leases made prior to 1991. Current management has actively and consistently worked to manage and minimize the risks inherent in this portfolio. In addition, results in the fourth quarter include a non-cash, pre-tax credit to discontinued operations of approximately $60 million. This was due to the favorable resolution of certain contingent liabilities associated with the previous sale of two businesses, Colonial Pacific Leasing Corporation (“CPLC”) in 1998 and Atlantic Mortgage & Investment Corporation (“AMIC”) in 2000. The cash from the sale of CPLC was received in 1998 and the cash from the sale of AMIC was received in 2000, but neither was included in determining the results for the relevant Cash Incentive Unit (“CIU”) cycles. The Committee believes that the application of the metrics established by the Committee at the beginning of the 2000-2002 CIU cycle would not properly recognize either the immediate impact of the fourth quarter charges or the value added through the successful management of the contingent liabilities from the sale of AMIC and CPLC. The Committee believes that it is appropriate to adjust the amount of the awards to reflect both the immediate negative economic impact of $19 million pre-tax of the total write down of investments in commercial aircraft leases with US Airways and United and the positive outcomes reflected in the $60 million pre-tax AMIC and CPLC credits. Therefore, the Committee adjusted the level of the awards in recognition of the net impact of these unusual events affecting the company. Consequently, awards payable to Key Executives for the three-year performance period ending on December 31, 2002, were increased by $0.28 per unit to $1.55 per unit. As discussed below under Compensation of the Chief Executive Officer, the Committee did not adjust the award value for the CEO.

Annual Compensation

Base Salary. In general, the company aligns base pay for Executives with the competitive market median for base pay. The pay review considers level of experience, individual performance compared with annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions. Over the past few years, annual cash compensation has been administered with the goal of slowing the growth in base salaries and placing a greater proportion of the executive’s compensation at risk through the variable amounts available in annual incentive and long-term incentive awards.

Annual Incentive Compensation (“Annual Incentives”). All Key Executives and Executives are eligible for Annual Incentives for achieving challenging financial and strategic objectives that are established at the beginning of each year. Annual Incentives are expressed as a percentage of base salary ranging from 0% to a pre-established maximum award. To determine Annual Incentive awards, the Committee performs a detailed review of the company’s, business units’ and the individual Key Executives’ performance for the year compared to objectives established at the beginning of the fiscal year.

Long-Term Incentives

The company currently utilizes two principal types of long-term incentives: Cash Incentive Units (“CIUs”) and stock options. The Committee uses these performance-driven components to link executive compensation to longer term internal company performance and to external market performance of the company’s stock price.

Cash Incentive Units. CIUs are granted annually to Key Executives. Their value is based on the achievement of pre-established financial objectives over a three-year performance period. As noted in Table IV on page 21 the value of each unit will vary depending on the extent to which pre-established earnings per share and adjusted free cash flow goals are achieved.

As noted above, with the exception of the CEO, for the 2000-2002 CIU cycle, the Committee adjusted the CIU payment to recognize the net impact of the credit to income from discontinued operations and the immediate economic effect of the fourth quarter charges.

Stock Options. Stock options are granted to Key Executives and Executives with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of the company’s stock. Stock option awards are based on an executive’s position level and performance and the competitive level of option grants for comparable positions. Options typically have a ten-year exercise period and typically become exercisable in installments during the first three years following their grant.

Restricted Stock. No grants of restricted stock were made in 2002. However, the company may make grants of restricted stock in the future as warranted by changing competitive conditions.

Compensation of the Chief Executive Officer

The Chief Executive Officer’s compensation is based on the same compensation objectives and policies applicable to all Key Executives, and includes base salary, Annual Incentives, CIUs and stock option grants.

The Committee meets annually without the CEO and evaluates his performance. The Committee considers many factors when it evaluates Mr. Critelli’s performance, including his strategic impact, leadership, and company performance compared with previously established financial and non-financial objectives. The Committee reaches a consensus and recommends appropriate compensation actions to the Independent Directors for their approval. This meeting is an executive session of Independent Directors only.

In evaluating Mr. Critelli’s performance for 2002, the considerations included progress on strategic objectives, the positive operating and strategic results achieved during 2002, and the company’s favorable compound annual growth rate versus the proxy peer group, the Dow Jones Industrials Average and the S&P 500 Index. The Committee believes that Mr. Critelli’s leadership skills contributed substantially to these results and that he continues to make significant contributions to the overall success of the company.

Based on its evaluation of his performance and review of competitive market data for total compensation, and in keeping with the increased emphasis on perfomance-based compensation, the Committee recommended and the Independent Directors approved the following actions. As discussed above, the rate of growth in annual base salaries at the company has been slowing over the past few years. In support of this direction, Mr. Critelli’s annual base salary was not increased in 2002. Mr. Critelli’s Annual Incentive payout for 2002 performance was $1,202,500, which represents an above target level of performance. The CIU payout for the 2000-2002 cycle approved for Mr. Critelli totaled $889,000 ($1.27 per unit). In recognition of the impact of the fourth quarter airline charges on shareholder value, the Committee did not adjust the payment of his CIUs to reflect the net impact of the 2002 special items.

In order to bring his total long-term incentive compensation opportunity closer to the competitive market, Mr. Critelli was granted stock options in February 2002 to purchase 25,000 shares of company common stock, which represents an incremental grant over the 2002 option award that was granted on an accelerated basis in October 2000, and he was awarded 1,000,000 CIUs for the 2002-2004 cycle.

Deductibility of Compensation Under Internal Revenue Code Section 162 (m)

Publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as “performance-based compensation.”

The company generally intends to comply with the requirements for full deductibility wherever possible. The company does, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. In this regard, it is the company’s expectation that compensation under applicable incentive programs described herein will normally be performance-based compensation and thus qualify for deductibility under Section 162(m).

The Executive Compensation Committee of the Board of Directors
James H. Keyes, Chair
Linda G. Alvarado
Colin G. Campbell
Herbert L. Henkel

Severance and Change of Control Arrangements

The incentive plans described above (see “Executive Officer Compensation” beginning on page 18), the Pitney Bowes Severance Plan, and Senior Executive Severance Policy provide for a period of continued income and continued benefit under grants made pursuant to such incentive plans to employees who are terminated by certain actions of the company. These provisions are also intended to encourage all employees, including the Named Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. “Change of Control” is defined in the Severance Plan, Senior Executive Severance Policy, and in the incentive plans as the acquisition of 20 percent or more of the company’s common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Pitney Bowes Severance Plan as amended and restated January 1, 1999, provides for the payment of severance to employees, including the Named Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks’ pay, and a maximum of two years’ pay. The Severance Plan also provides that employees (exclusive of executives covered under the Senior Executive Severance Policy) whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority.

The Senior Executive Severance Policy, originally adopted by the board of directors in December, 1995, and amended and restated as of January 1, 2000, provides for the payment of severance to certain senior executive employees, including the Named Executive Officers, whose employment with the company is terminated within two years after a Change of Control. The Senior Executive Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, pay or benefits are diminished or who is relocated within two years after a Change of Control, or who voluntarily terminates employment during the 30-day period immediately following the first anniversary of the date of the Change of Control, will be entitled to, among other things, severance pay in an amount equal to a multiple of the sum of the employee’s annual base salary and highest Annual Incentive received in any of the three years preceding termination, and the continuation of certain welfare benefits for a period of time following termination of employment. The Policy provides for a multiple of three for certain senior executive employees covered by the Policy, including the Named Executive Officers. The Policy provides for a multiple of two for all other executives covered by the Policy.

The Pitney Bowes Stock Plan (the “Stock Plan”) provides that, in the event of a Change of Control, outstanding options granted under the plan to any employee will become immediately and fully exercisable. The Stock Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions, if any, required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, Executives, including the Named Executive Officers, will have a vested right to Annual Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (in amounts to be determined as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of the company, as applicable). Such Annual Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a Named Executive Officer, would constitute an “excess parachute payment” subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Senior Executive Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Senior Executive Severance Policy or either of the incentive plans in the event of a Change of Control.

Pension Benefits

Effective September 1,1997, the company revised the Pension Plan such that the benefit payable under the Pension Plan is no longer a function solely of years of service and final average earnings. Under the revised formula, employees receive annual credits of a percentage of their earnings. The annual percentage ranges from 2% to 10% plus an additional 2% to 6% of such earnings in excess of the social security wage base and increases as the sum of age and years of service increases. “Earnings” for purposes of the plan, means the average of the five highest consecutive annual pay amounts during a participant’s service with the company.

In connection with the adoption of revisions to the Pension Plan, various participants, including certain of the Named Executive Officers, will be eligible for certain “grandfather” and transition provisions that are intended to avoid undue impairment of any participant’s pension as a result of the new formula. Certain long-service participants may be entitled to receive their benefit computed under the old formula, if greater than that computed under the new formula.

The annual pension benefit to which each of the Named Executive Officers would be entitled had he or she retired on December 31, 2002 (disregarding any limitation on vesting) expressed as a life annuity beginning at age 65 is as follows: Mr. Critelli: $680,171; Mr. Martin: $200,500; Mr. Kissner: $61,104; Ms. Garrison: $169,834; and Mr. Nolop: $16,989.

Stock Performance Graph

The following graph compares the most recent five-year performance of Pitney Bowes common stock with the Standard & Poor’s (“S&P®”) 500 Composite Index, and peer group indices at December 31, 2002, over the same five-year period.

The Peer Group is comprised of the following companies: Automatic Data Processing, Inc. (ADP), Bowne & Company, Diebold, Inc., DST Systems, Inc., Hewlett-Packard Company, Ikon Office Solutions, Inc., Lexmark International Inc., Moore Corporation LTD., Pitney Bowes Inc., The Reynolds and Reynolds Company, and Xerox Corporation.

Total return for the Peer Group and the S&P 500 Composite Index is based on market capitalization, weighted for each year.

All information shown below is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor’s Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company’s common stock on December 31, 1997 would have been worth $84 by December 31, 2002. By comparison, $100 invested in the S&P 500 Composite Index would have been worth $97 by December 31, 2002. An investment of $100 in the Peer Group in 1997 would have been worth $81 on December 31, 2002.

Additional Information

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $10,000 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

ANNEX I
THE AUDIT COMMITTEE CHARTER
Purpose of Committee
The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pitney Bowes Inc. (the “Company”) is to assist the Board in the oversight of (a) the integrity of the financial statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the independence and qualification of the Company’s external auditors, (d) the performance of the Company’s internal audit function and external auditors, and (e) the preparation of the report the Committee is required by Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement.
Committee Structure and Operations
The Committee shall be composed of a minimum of three directors, with all members of the Committee to be independent, according to independence standards established by the Board, consistent with applicable statutes, regulations, and listing standards of The New York Stock Exchange (“NYSE”). The Board shall appoint members of the Committee annually, including a Director to serve as Committee Chair, after consideration of nominations by the Governance Committee. In selecting members of the Committee, the Board shall take into account compliance with applicable statutes, rules, regulations and the listing standards of the NYSE, including requirements of independence. The Board shall determine that each member of the Committee is financially literate in accordance with NYSE listing standards. At least one member of the Committee shall, in the judgment of the Board be an “audit committee financial expert” in accordance with the rules and regulations of the SEC, and at least one member (who may also be the financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with NYSE listing standards.
The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties.
Committee Duties and Responsibilities
The following are the duties and responsibilities of the Committee:
1.	Appoint and retain (subject to ratification by the Company’s stockholders), and terminate when appropriate, the principal firm of independent public accountants (“External Auditors”) to audit the consolidated financial statements of the Company.
2.	Pre-approve all audit and non-audit services to be performed by the External Auditor and establish policies and procedures for the engagement of the External Auditor to provide those services.
3.	Obtain and review, at least annually, a report by the External Auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the External Auditor and the company.
4.	Evaluate the qualifications, independence and performance of the External Auditor, and, if appropriate, replace the External Auditor.
5.	Review with management and the External Auditor the annual audited financial statements and quarterly financial statements prior to filing, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and matters required to be reviewed by applicable legal, regulatory, or NYSE requirements.
6.	Discuss with management and the External Auditors and review any significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Company’s financial statements. Review a report from the External Auditors regarding all critical accounting policies to be used in the Company’s financial statements, including major changes thereto. Review any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures,

i

on the financial statements of the Company. The External Auditors shall also report to the Committee any other material written communications with management.
7.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
8.	Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.
9.	Review with the External Auditors any audit problems or difficulties and management’s response.
10.	Discuss policies with respect to risk assessment and risk management.
11.	Meet separately and on a periodic basis with management, the lead internal auditor of the Company (the “General Auditor”), and with the External Auditors.
12.	Review and approve periodically (at least annually) the internal audit organization and the objectives and scope of the internal audit function and examinations including review and approval of the appointment of the General Auditor.
13.	Review periodic reports from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting, including reports on (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, including any corrective actions and (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls.
14.	Establish procedures regarding (a) the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters and (b) the confidential and anonymous submission by Company employees regarding questionable accounting or auditing matters.
15.	Set policies for the hiring of employees or former employees of the External Auditor.
16.	Review periodically (at least annually) the Committee charter and recommend to the Governance Committee any proposed changes to the charter.
17.	Assess annually the Committee’s performance of its responsibilities and report on that assessment to the Board.
Committee Reports
The Committee shall produce the following reports and provide them to the Board:
1.	An annual Report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
2.	An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Governance Committee whether any improvements to this charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.
3.	A summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.
Resources and Authority of the Committee
The Committee shall be provided with adequate resources and funding, as determined by the Committee, to satisfy its responsibilities.
The Committee shall have the authority to appoint and retain such outside counsel and other advisors as the Committee in its sole discretion deems appropriate. The Committee shall have the sole authority to approve the terms of any such retention and the fees to be paid.
The Committee shall have direct access to the External Auditors, the General Auditor, and the General Counsel, each of whom shall also have direct access to members of the Audit Committee.

ANNEX II
THE EXECUTIVE COMPENSATION COMMITTEE CHARTER
Purpose of Committee
The purpose of the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pitney Bowes Inc. (the “Company”) is to discharge the Board’s responsibilities relating to compensation of the CEO and the Company’s senior management, as determined by the Committee, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), and to review and approve allocations of shares in the Company’s employee stock plans in connection with the granting of stock options.
Committee Structure and Operations
The Committee shall be composed of a minimum of three Directors, with all members of the Committee to be independent, according to independence standards established by the Board, consistent with applicable statutes, regulations, and listing standards of the New York Stock Exchange. The Board shall appoint members of the Committee annually, including a Director to serve as Committee Chair, after consideration of nominations by the Governance Committee.
The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties.
Committee Duties and Responsibilities
The following are the duties and responsibilities of the Committee:
1.	In consultation with senior management, the Committee shall establish the Company’s executive compensation philosophy, and oversee the development and implementation of compensation programs that (a) support the Company’s overall strategy and objectives; (b) attract and retain key executives; and (c) link total compensation to financial performance and attainment of strategic objectives.
2.	Review and approve corporate goals and objectives relevant to the compensation of the CEO and senior management, and annually evaluate CEO and senior management performance in light of those goals and objectives. The Committee shall evaluate the CEO and other key executives’ compensation levels and payouts against (1) pre-established measurable performance goals and objectives and (2) an appropriate comparative group. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, and the awards given to the CEO in past years.
3.	Review the performance of the Chief Executive Officer, on an annual basis, at a joint meeting with the Governance Committee, at which the chair of the Governance Committee presides. All elements of CEO compensation shall be subject to Board approval.
4.	Review the competitive position of, approve and recommend changes to the plans, systems and practices of the company, relating to total compensation programs applicable to the senior management of the Company.
5.	In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.
6.	Review and approve any executive severance arrangements for Executive Officers of the company.
7.	Review and approve stock ownership guidelines for senior management.
8.	Prepare and issue the evaluations and reports required under “Committee Reports” below.
9.	Review and approve allocations of shares of Company common stock in connection with stock option grants under the Company’s Employee Stock Plan and Employee Stock Purchase Plan.
10.	Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

Committee Reports
The Committee shall produce the following reports and provide them to the Board:
1.	An annual Report of the Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
2.	An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Governance Committee whether any improvements to this charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.
3.	A summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.
Resources and Authority of the Committee
The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of CEO or senior executive compensation, this authority shall be vested solely in the Committee.

ANNEX III
THE GOVERNANCE COMMITTEE CHARTER
Purpose of Committee
The purpose of the Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Pitney Bowes Inc. (the “Company”) is to identify individuals qualified to become Board members, and to recommend for approval by the Board new director nominees for the next annual meeting of stockholders, and director nominees for appointment by the Board of Directors to fill a vacancy occurring on the Board other than at the time of the annual meeting of stockholders. The Governance Committee shall also be responsible for the development of and recommendation to the Board of a set of corporate governance principles pursuant to which the key functions of the Board of Directors will be managed. The Committee is responsible for reviewing performance and development of the Chief Executive Officer and overseeing succession planning for the office of Chief Executive Officer. The Committee is responsible for monitoring the performance of the Board of Directors, recommending to the Board the membership and functions of the committees of the Board of Directors, and is responsible for matters relating to Board of Directors’ compensation.
Committee Structure and Operations
The Committee shall be composed of a minimum of three Directors, with all members of the Committee to be independent, according to independence standards established by the Board, consistent with applicable statutes, regulations, and listing standards of The New York Stock Exchange (“NYSE”). The Board shall appoint members of the Committee annually, including a Director to serve as Committee Chair, after consideration of nominations by the Governance Committee.
The Committee shall meet at least three times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties.
Committee Goals and Responsibilities
The following are the goals and responsibilities of the Committee:
1.	Review the performance of the Chief Executive Officer, on an annual basis, at a joint meeting with the Executive Compensation Committee, at which the chair of the Governance Committee presides.
2.	Oversee long-term and short-term plans for succession in the Office of Chief Executive Officer. Consider and recommend to the Board candidates for successor to the Chief Executive Officer and other corporate offices when vacancies shall occur in those offices.
3.	Develop and revise, as needed, criteria for the selection of directors, including procedures for reviewing candidates suggested by directors or stockholders.
4.	Nominate candidates for election to the Board to the extent appropriate in connection with the termination of service by a director, or when the size of the Board is expanded. The criteria for selecting new directors shall be as set forth in the Board of Directors Governance Principles.
5.	Review the qualifications and performance of incumbent directors in determining whether to recommend their reelection.
6.	Monitor the performance of the Board of Directors, including development of guidelines and procedures to evaluate Board performance.
7.	Recommend removal of a director where appropriate.
8.	Recommend to the Board the membership, including chairmanship, and functions of committees of the Board of Directors.
9.	Monitor and make recommendations to the Board on matters of Board policy and practices, including the Governance Principles of the Board of Directors.
10.	Review and recommend to the Board the amount and form of compensation to be paid to non-employee members of the Board of Directors.

v

11.	Designate the executive officers of the Company in compliance with the rules of the Securities and Exchange Commission.
12.	Review periodically, and recommend to the Board of Directors revisions, as warranted, to the Code of Business Conduct and Ethics of the Board of Directors.
Committee Reports
The Committee shall produce the following reports and provide them to the Board:
1.	An annual performance evaluation of the Committee. The performance evaluation should also identify for implementation any improvements to this charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.
2.	A summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair at the next Board meeting.
Resources and Authority of the Committee
The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of Board or management. With respect to consultants retained to assist in the identification of candidates for nomination to the Board of Directors, this authority shall be vested solely in the Committee.

STAMFORD FACILITIES

1	MAIN PLANT	WALTER H. WHEELER JR. DR.
2	BARRY PLACE	23 BARRY PLACE
3	WORLD HEADQUARTERS	1 ELMCROFT RD.

DIRECTIONS:

Northbound on I-95
Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95
Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the third traffic light, turn left onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway
Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

P R O X Y

PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS
DIRECTION TO MERRILL LYNCH TRUST COMPANY, TRUSTEE
Annual Meeting of Stockholders May 12, 2003

Michael J. Critelli, Bruce P. Nolop, Amy C. Corn, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 12, 2003, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including the items as specified on the reverse side.

The undersigned, if a participant in the Pitney Bowes Inc. Deferred Investment Plan (the “Plan”), directs Merrill Lynch Trust Company, Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 12, 2003, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

All shares of $2.12 convertible preference stock and common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Deferred Investment Plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 and 2 and AGAINST Item 3. If a properly signed direction card regarding Deferred Investment Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 through 3, in the same proportion indicated by the voting instructions given by participants in the Plan.

In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S.A., or vote via telephone or Internet as described below.

(Continued, and to be signed, on the other side)

SEE REVERSE
SIDE

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Log on the Internet and go to the web site http://www.eproxyvote.com/pbi

2. Call toll free 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada or dial 201-536-8073 from other countries on a Touch Tone telephone.

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

BRING THIS ADMISSION TICKET
WITH YOU IF ATTENDING
THE MEETING

X	Please mark your votes as in this example	3509

  This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Item 2 and AGAINST Item 3.

Directors Recommend a Vote FOR Items 1 and 2.
	FOR	WITHHELD	Nominees:
1. Election of Directors	/ /	/ /	01. Colin G. Campbell
02. Jessica P. Einhorn
(Write a nominee’s name on the			03. James H. Keyes
space provided below			04. David L. Shedlarz
to withhold authority to
vote for that individual nominee.)

	FOR	AGAINST	ABSTAIN
Item 2–Ratification of	/ /	/ /	/ /
PricewaterhouseCoopers
LLP as independent
accountants for 2003.

Directors recommend a vote AGAINST Item 3.

	FOR	AGAINST	ABSTAIN
Item 3–Stockholder	/ /	/ /	/ /
proposal relating to the
Stockholder Rights Plan.

Discontinue Annual Report Mailing for this Account			/ /

Mark here if you plan to attend the Annual Meeting.			/ /

SIGNATURE (S) ___________________________________________________	DATE ______________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Pitney Bowes Inc.

Dear Stockholder:

     You can vote your shares through the Internet, by telephone or you can mail in the proxy card. If you vote by Internet or by telephone, you need not return the proxy card.

     To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the Internet:
• Log on to the Internet and go to the web site http://www.eproxyvote.com/pbi
2. To vote over the telephone 24 hours a day, 7 days a week:
• On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada.
• Outside the U.S. and Canada call 201-536-8073.

     Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares via telephone or Internet, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

FOLD AND DETACH HERE

(Bring this ticket with you if attending the meeting)

ADMISSION TICKET

Pitney Bowes Inc. Annual Meeting
of Stockholders

Monday, May 12, 2003
9:00 a.m., local time

Pitney Bowes World Headquarters
One Elmcroft Road
Stamford, Connecticut 06926-0700